Exhibit 99.1

Sonic Automotive, Inc. Reports First Quarter Earnings

CHARLOTTE, N.C. – April 26 – Sonic Automotive, Inc. (NYSE: SAH), a leader in automotive retailing, today reported that its 2005 first quarter income from continuing operations was $19.4 million, or $0.45 per diluted share, compared to $22.3 million, or $0.51 per diluted share, in the prior year period. The results for the quarter include charges of $0.02 from hail damage in two Southeast markets.

“As previously indicated, first quarter challenges were expected. The shortfall, caused by excess inventory in the industry, sales pulled forward in December, and higher interest costs, occurred in January and February. Although these challenges continued, our performance in March improved over prior year,” said Chairman and Chief Executive Officer O. Bruton Smith. “While uncertainty exists around the second quarter retail environment and industry inventory levels, we continue to believe that notable year-over-year performance improvement will occur in the second half of the year.”

Revenue for the period increased 8.8% from the prior year first quarter to $1.8 billion. On a same store basis, total revenue in the quarter increased 1.7% from the same quarter last year and represents growth across the business.

“While we are disappointed by results in January and February, we continue to focus on operating process improvements,” said President and Chief Operating Officer Jeffrey C. Rachor. “Same store sales improved, new vehicle inventory was well managed to 55 days supply, work continues on operating processes and we selected a single dealer management system vendor as a platform to drive standardization. We remain confident and on course in our long-term strategy.”

Consistent with its portfolio enrichment strategy, the company completed the acquisition of Mercedes-Benz of Nashville, Tenn. The acquisition represents $55 million in annualized revenue. Two dealerships were sold in the quarter and five others are pending.

Debt-to-total capital, net of cash, at March 31, 2005 was 47.3%, with a continued long-term goal of 40%. At the end of the quarter, the company had $214 million available under its revolving credit facility. At quarter-end, the company had $31 million authorization available for stock repurchases. Moody’s Investors Service announced April 14 that it upgraded Sonic Automotive’s senior secured credit facility rating and confirmed other ratings. Additionally, Moody’s reported that the company’s overall rating outlook was improved to stable from negative.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 300 company based in Charlotte, N.C., is one of the largest automotive retailers in the United States operating 187 franchises and 39 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements pertaining to anticipated disposition activity, anticipated improvements in operating performance, and anticipated industry conditions, including domestic inventory levels. There are many factors that affect management’s views about future events and trends of the company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in Exhibit 99.1 to the company’s annual report on Form 10-K for the year ended December 31, 2004. The company does not undertake any obligation to update forward-looking information.

Sonic Automotive, Inc.

Results of Operations (unaudited)

(in thousands, except per share, unit data and percentage amounts)

	Three Months Ended
	3/31/2004	3/31/2005
Revenues
Retail new vehicles	$924,680	$996,725
Fleet vehicles	70,443	82,658
Total new vehicles	995,123	1,079,383
Used vehicles	285,657	305,860
Wholesale vehicles	111,096	126,282
Total vehicles	1,391,876	1,511,525
Parts, service and collision repair	242,895	267,415
Finance, insurance and other	43,330	46,536
Total revenues	1,678,101	1,825,476
Total gross profit	265,064	287,341
SG&A expenses	210,529	232,125
Depreciation	3,572	4,082
Operating income	50,963	51,134
Interest expense, floor plan	5,865	9,028
Interest expense, other	9,702	11,130
Other income	28	17
Income from continuing operations before taxes	35,424	30,993
Income taxes	13,171	11,622
Income from continuing operations	22,253	19,371
Discontinued operations:
Loss from operations and the sale of discontinued franchises	(248)	(3,615)
Income tax benefit	180	1,356
Loss from discontinued operations	(68)	(2,259)

Net income	$22,185	$17,112

Diluted:
Weighted average common shares outstanding	45,375	45,460
Income per share from continuing operations	$0.51	$0.45
Loss per share from discontinued operations	$0.00	$(0.05)

Net income per share	$0.51	$0.40

Gross Margin Data:
Retail new vehicles	7.6%	7.5%
Fleet vehicles	3.0%	2.9%
Total new vehicles	7.3%	7.1%
Used vehicles retail	11.1%	10.9%
Total vehicles retail	8.1%	8.0%
Parts, service and collision repair	48.6%	48.5%
Finance and insurance	100.0%	100.0%
Overall gross margin	15.8%	15.7%
SG&A Expenses:
Personnel	126,373	134,367
Advertising	13,458	15,774
Facility rent	19,311	22,643
Other	51,387	59,341

Total	210,529	232,125

Unit Data:
New retail units	31,115	32,481
Fleet units	3,081	3,649

Total new units	34,196	36,130
Used units	17,036	17,334

Total units retailed	51,232	53,464
Wholesale units	13,917	14,264
Average price per unit:
New retail vehicles	29,718	30,686
Fleet vehicles	22,864	22,652
Total new vehicles	29,101	29,875
Used vehicles	16,768	17,645
Wholesale vehicles	7,983	8,853

Other Data:
Net cash used in operating activities	$(2,234)	$(15,515)
Floorplan assistance (continuing operations)	$8,857	$8,809
Same store revenue percentage changes:
New retail		1.0%
Fleet		18.0%
Total new		2.2%
Used		-0.5%
Parts, service and collision repair		0.9%
Finance, insurance and other		2.7%
Total		1.7%

Balance Sheets:

	12/31/2004	3/31/2005
ASSETS
Current Assets:
Cash	$9,991	$5,974
Receivables, net	357,403	330,764
Inventories	1,095,057	1,132,568
Assets held for sale	105,100	110,210
Other current assets	23,992	27,591

Total current assets	1,591,543	1,607,107
Property and Equipment, Net	134,490	139,344
Goodwill, Net	1,056,924	1,065,003
Other Intangibles, Net	84,777	87,206
Other Assets	33,877	35,981

TOTAL ASSETS	$2,901,611	$2,934,641

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable - floor plan	$1,050,858	$1,050,896
Trade accounts payable	88,616	87,466
Accrued interest	15,421	12,067
Other accrued liabilities	175,510	157,383
Current maturities of long-term debt	2,970	3,016

Total current liabilities	1,333,375	1,310,828
LONG-TERM DEBT	668,826	707,556
OTHER LONG-TERM LIABILITIES	28,888	31,299
DEFERRED INCOME TAXES	100,835	101,256
STOCKHOLDERS’ EQUITY
Class A common stock	397	398
Class B common stock	121	121
Paid-in capital	441,503	443,970
Retained earnings	470,663	482,736
Accumulated other comprehensive loss	(1,228)	(569)
Deferred compensation related to restricted stock	(3,408)	(3,089)
Treasury stock, at cost	(138,361)	(139,865)

Total stockholders’ equity	769,687	783,702

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,901,611	$2,934,641

Balance Sheet Data:

Current Ratio	1.19	1.23
Debt to Total Capital, Net of Cash	46.2%	47.3%
LTM Return on Stockholders’ Equity	11.7%	10.7%